Exhibit 99.1

OptimizeRx to Present at RBC Capital Markets Global Healthcare Virtual Conference on May 19, 2020

ROCHESTER, Mich., (May 18, 2020) — OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, payers and providers, has been invited to present in RBC Capital Markets virtual Global Healthcare Conference: "Beyond 2020: The Changing Face of Healthcare.” The event is being held on May 19-20, 2020.

The event aims to dig deeper across sectors into how the healthcare industry will emerge out of the COVID-19 pandemic, uncovering new approaches to innovation, such as digital health, future trends in industry collaboration and consolidation, and political and macro-economic influences.

OptimizeRx CEO William Febbo is scheduled to present on May 19, 2020, at 8:35 a.m. Eastern time, as well as participate in virtual one-on-one meetings. He will discuss a number of topics, including the company’s record Q1 results, client base that includes world’s Top 20 pharmaceutical companies, and how the company is supporting better health outcomes through its digital health network that now reaches 60% of the ambulatory market and patients nationwide.

The live presentation will be available at investors.optimizerx.com/events-and-presentations.

The event is for institutional clients of RBC and is by invitation only. To schedule a one-on-one meeting with OptimizeRx, please contact your RBC sales representative. For any questions about OptimizeRx, contact Ron Both of CMA at (949) 432-7557 or submit your request here.

About OptimizeRx®

OptimizeRx Corporation (NASDAQ: OPRX) is a digital health company that facilitates communication at point-of-care among all stakeholders in healthcare. Primarily focused on life science and payer clients, its suite of digital and mobile SaaS-based solutions enables affordability, patient adherence and care management. OptimizeRx’s network reaches more than 60% of U.S. ambulatory providers, delivering therapeutic support on specialty medications and patient financial assistance directly within a provider’s workflow through leading electronic health platforms. OptimizeRx’s fully integrated platform supports the real-time exchange of information, improving provider knowledge and patient engagement, and ultimately leading to healthier outcomes.

For more information, go to OptimizeRx.com, and follow the company on Twitter and LinkedIn.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition, and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

oprx@cma.team